                                                                      EXHIBIT 11


              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                           Three Months Ended
                                          --------------------
                                          July 2,      July 4,
                                           1996         1995
                                          -------      -------
                                               (Unaudited)

Net income                                 $2,831       $1,831
                                           ------       ------
Weighted average common shares              8,543        8,705
 outstanding
Common stock equivalents for restricted
 stock, stock options and warrants            399          616
                                           ------       ------
 Weighted average common shares
  outstanding as adjusted                   8,942        9,321
                                           ------       ------
 Net income per share of common stock      $  .32       $  .20
                                           ======       ======

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